Insider Trading Policy
(Amended as of October 2023)
This Insider Trading Policy (the “Policy”) of Annaly Capital Management, Inc. (the “Company”) applies to (i) all members of the Company’s Board of Directors (“Directors”); (ii) all of the Company’s officers and employees, including persons employed by the Company’s subsidiaries (collectively, “Employees”);
(iii) any person as may be designated by the Company’s Chief Compliance Officer such as contractors or consultants who may have access to material non-public information (“Consultants” and together with Directors and Employees, “Company Insiders”); and (iv) family members of any Company Insiders, including (a) the spouse of any Company Insider (other than a legally separated or divorced spouse), domestic partner (of the same or opposite gender) and minor children, (b) any other immediate family members (e.g., siblings, parents and in-laws) who live in the household of a Company Insider, (c) any person who does not live in the household of a Company Insider, but whose transactions are directed by or subject to influence or control by a Company Insider (collectively referred to as “Family Members” and together with Company Insiders, “Covered Persons).
Company Insiders are responsible for the transactions of their Family Members and therefore should make them aware of the requirements of this Policy, including the pre-clearance procedures described below, and the need to confer with you before they trade in Company Securities (as defined below). This policy does not, however, apply to personal securities transactions of Covered Persons where the purchase or sale decision is made by a third party not controlled by, influenced by or related to such Covered Person.
This Policy also applies to any entities or accounts, including corporations, partnerships or trusts, that are under the influence or control of any Covered Person (collectively, “Controlled Entities”). Company Insiders are responsible for the transactions of their Controlled Entities for the purposes of this Policy and applicable securities laws. In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its Securities1 (collectively referred to as “Company Securities”), or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company, if applicable, and the prior approval of the Chief Legal Officer.

The Need for a Policy Statement
Engaging in any transaction in Company Securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, as well as trading in the Securities of any publicly traded companies associated with the Company or its subsidiaries under certain circumstances described below, are prohibited by certain federal, state and foreign securities laws. Insider trading (and tipping) is a serious crime. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a director, officer or employee of a company knows material inside financial information, that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the director, officer or employee knows information that could cause the share price to change, and it would be unfair for the director, officer or employee to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”) and the Department of
1 The term “Security” or “Securities” is defined very broadly by securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments. Therefore, for example, this Policy may apply to open market purchases and sales, bona fide gifts, transfer of assets into or out of Company shares within an associate benefit plan (such as 401(k) or a stock purchase plan), and “cashless” exercises of stock options.

Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company has adopted this Policy both to promote compliance with insider trading laws and to help Company Insiders avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of Company Insiders. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

The Consequences
The consequences of an insider trading violation can be severe:
Traders and Tippers. Company Insiders (and their tippees) who trade on material nonpublic information can be subject to the following penalties, among others:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit) for each violation; and
•A jail term of up to twenty years for each violation.
Company Insiders who tip information to a person, including Family Members, who then trades, may be subject to the same penalties as the tippee, even if he or she did not trade and did not profit monetarily from the tippee’s trading.
Control Persons. Company Insiders, if they fail to take appropriate steps to prevent illegal insider trading by persons whom them control (directly or indirectly), can be subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the controlled person’s violation; and
•A criminal penalty of up to $25,000,000.
Company-Imposed Sanctions. A Company Insider’s failure to comply with the Policy may subject such person to Company-imposed sanctions, including dismissal for cause, whether or not such failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Prohibition on Activities. Civil penalties can also include a prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

Statement of Policy
Any Company Insider who is aware of material nonpublic information may not, directly or through Family Members or Controlled Entities, (a) buy, sell, gift or engage in any transaction in Company Securities based on that information (other than pursuant to a pre-approved trading plan that complies with Rule 10b5- 1 (a “Rule 10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or engage in any other action to take personal advantage of that information, or (b) pass that information to persons within the Company whose jobs do not require them to have that information, or to persons outside the Company, including Family Members and friends.
The forgoing also applies to information about another company that you learn about during the course of your work for the Company. If, for example, you, in the course of working for the Company, learn of material nonpublic information about a company with which the Company does (or is considering doing) business, including a customer or supplier of the Company, or a company that is involved in a potential transaction with the Company, then you may not trade in or share such information about that company’s Securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for personal reasons that are unrelated to your responsibilities at the Company (such as the need to raise money for an emergency expenditure) are not exempt from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including Family Members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in public spaces or an internet “chat room” or similar internet-based forum.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell Securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•Significant Changes in the Company’s Board, Senior Management and/or ownership
•Projections of future earnings or losses, or other earnings guidance;
•Earnings results, including results that are inconsistent with the consensus expectations of the investment community, or adjustments to reported earnings;
•A pending or proposed merger, acquisition, sale, joint venture, tender offer or restructuring;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of or significant transaction in Company Securities;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Pending or threatened significant lawsuits, legal settlements or regulatory matters, or resolutions thereof;
•Development of a significant new product or process;
•Knowledge of any significant breach of cybersecurity or privacy, whether at the Company’s facilities or through its information technology infrastructure;
•Impending bankruptcy or the existence of severe liquidity problems; and
•The gain or loss of a significant customer or supplier.
You should be aware that this list is not intended to be exhaustive.
Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace and the investing public has had time to absorb the information fully. In order for information to be considered public, it must be disseminated by some form of “official” announcement. The following are considered methods of public dissemination: A Form 8-K or other document filed with, or submitted to, the SEC, when available on the SEC’s website;
•A press release disseminated through newswire services; or
•A conference call (or webcast of such a call) that is open to the public at large and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Exchange Act.

By contrast, information is generally not considered to be publicly disseminated if it is only provided to the Company’s associates, or if it is only available to a select group of people. Disclosure made only through using a social media platform is not sufficient unless the Company has adequately communicated to the general public that it may disclose material information in this manner.
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released. If, for example, with respect to Company Securities, the Company were to make an announcement on a Wednesday, you would generally be restricted from trading in Company Securities until Monday. If an announcement were made on a Friday, you would generally be restricted from trading in Company Securities until Wednesday. Please note that all transactions in Company Securities by Covered Persons are subject to the pre-clearance procedures described below, even those made during “trading window” periods (as defined below).

Procedures Applicable to Trading in Company Securities
Pre-Clearance of a Trade is Required Even if Trading during a Trading Window
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, all Covered Persons and Controlled Entities are subject to the Company’s pre-clearance procedures. Accordingly, Company Insiders, their Family Members and Controlled Entities may not engage in any transaction involving Company Securities including gifts to charities or other persons and other transfers of Company Securities (other than certain transactions under Company plans as described herein) without first obtaining pre-clearance of the transaction from the Chief Legal Officer or the Deputy General Counsel.
Company Insiders should submit a request for pre-clearance to the Chief Legal Officer or the Deputy General Counsel via MyComplianceOffice (“MCO”), or other electronic means at least one (1) business day in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. If the Chief Legal Officer or Deputy General Counsel has not responded to a request for pre-clearance, do not trade.
Requests for trades are more likely to be approved during the following “trading window” periods. A trading window typically commences on the third business day following the release of the Company’s year-end or quarterly earnings announcements and ends on the 14th day prior to the close of the then- current fiscal quarter. If a request to trade is approved, the trade must be made on the same day that the approval is granted. If permission is denied, refrain from initiating any transaction in Company Securities and do not inform any other person of the restriction. From time to time the Company’s legal department may close trading during a trading window due to material nonpublic information developments. If you become aware that the trading window has been closed, you must not disclose to others the fact that the trading window has been closed.
Even if approval to enter into a transaction pursuant to the pre-clearance process is obtained, Covered Persons and Controlled Entities may not transact in Company Securities if aware of material non-public information about the Company or its securities or any of the companies covered by this Policy as described under Statement of Policy except as specifically provided herein.
Rule 10b5-1 Plans
If you wish to adopt, amend, or terminate a Rule 10b5-1 Plan, you must first pre-clear the Rule 10b5-1 Plan with the Chief Legal Officer or his or her designee. As required by Rule 10b5-1, and pursuant to the Company’s Guidelines on Rule 10b5-1 Trading Plans (the “Rule 10b5-1 Guidelines”), you may enter into a Rule 10b5-1 Plan only when you are not in possession of material nonpublic information and during a trading window period. Transactions effected pursuant to a pre-cleared Rule 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the Rule 10b5-1 Plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts, and otherwise complies with the Rule 10b5-1 Guidelines.

Transactions under Company Plans
Stock Option and Other Grants. The Policy does not apply to the grant by the Company of a stock option or other rights to acquire Company Securities. The Policy does not apply to the exercise of a stock option or other derivative Security acquired pursuant to the Company’s plans or the withholding of shares by the Company for tax purposes or to satisfy the exercise price of such Security. However, this Policy does apply to any sale of the underlying shares and to a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock and Restricted Stock Unit Awards: The Policy does not apply to the vesting of restricted stock and restricted stock units, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock or units or to automatically have sold through a brokerage platform the number of shares, in each such case, necessary to satisfy tax withholding requirements upon the vesting of any such restricted stock and/or restricted stock units.
Dividend Reinvestment Plans. The Policy does not apply to the regular reinvestment of dividends in Company Securities you make pursuant to a dividend reinvestment plan offered by the Company. The Policy does apply, however, to your (i) voluntary purchases of Company stock resulting from additional contributions you choose to make to the Company’s or your brokerage firm’s dividend reinvestment plan,
(ii) election to participate in the Company’s or your brokerage firm’s dividend reinvestment plan, or (iii) election to increase the level of participation in the Company’s or your brokerage firm’s dividend reinvestment plan. The Policy also applies to your sale of any Company stock purchased pursuant to the Company’s or your brokerage firm’s dividend reinvestment plan. Accordingly, elections to participate in the Company’s or your brokerage firm’s dividend reinvestment plan with respect to Company Securities, or changes thereto (including an election to opt out of any dividend reinvestment plan), must be made only in open windows and with prior approval.

Additional Prohibited Transactions
Company Insiders are prohibited from engaging in the following transactions:
•Short-term Trading. Company Insider’s short-term trading of Company Securities may be distracting to them and may unduly focus them on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Company Insider who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase.2
•Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the Securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Company Insiders are prohibited from entering into short sales of Company Securities.
•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus Company Insiders’ attention on
2 In addition, Directors or executive officers of the Company who must comply with Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), may be required to return any profits made from the purchase and sale of Company stock if both transactions occur within a six-month period. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the insider.

short-term performance at the expense of the Company’s long- term objectives. Accordingly, Company Insiders are prohibited from entering into transactions relating to Company Securities in puts, calls or other derivative Securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are governed by the section below captioned Hedging Transactions.)
•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, forward sale contracts, equity swaps and exchange funds or other derivatives, allow Company Insiders to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Company Insiders to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, Company Insiders may no longer have the same objectives as the Company’s other shareholders. For these reasons, Company Insiders are prohibited from entering into hedging or monetization transactions of Company Securities.
•Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, and may, in certain circumstances, result in unlawful insider trading.3 For these reasons, Company Insiders are prohibited from holding Company Securities in a margin account as eligible collateral, or otherwise pledging Company Securities as collateral for a loan.

Filing Requirements
Under Section 16(a) of the Exchange Act, the Company’s Directors and officers must file with the SEC public reports disclosing their holdings of and transactions involving the Company’s equity securities. An initial report on Form 3 must be filed by such Director or officer within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became a Director or officer. Any subsequent change in the nature or amount of beneficial ownership by the Director or officer must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also applies to any donation or gift of company equity securities by the Director or officer, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year.
All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, transactions such as gifts ordinarily are reportable. Moreover, a director or officer who has ceased to be a director or officer must report any transactions after termination which occurred within six months of a transaction that occurred while the person was a Director or officer.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the Director or officer or indirectly through others. A Director or officer is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. A Director or officer is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting.

Post-Termination Transactions
3 In addition, Directors or executive officers of the Company who must comply with Section 16 may not be aware that a transaction has taken place and may not be able to comply with the SEC’s requirement to report the transaction to the SEC within two business days after its execution.

This Policy continues to apply to your transactions in Company Securities even after your employment has been terminated (or in the case of a Director, your service as a Director). If you are in possession of material nonpublic information when your employment terminates (or in the case of a Director, your service as a Director), you may not engage in transactions in Company Securities until that information has become public or is no longer material.

Company Assistance
Any person who has a question about this Policy (including whether information is “material” or “nonpublic”) or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer or the Deputy General Counsel.

Individual Responsibility
Ultimately, you are responsible for complying with this Policy, including for determining whether you are aware of material non-public information and avoiding unlawful transactions. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under the heading The Consequences.

Certifications
All Company Insiders must certify their understanding of, and intent to comply with, this Policy. Employee certification of compliance with this Policy is accomplished through MCO annually.